PERSONAL AND CONFIDENTIAL
November 8, 2021

Jacqueline Woods

Dear Jacqueline,
I am very pleased to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or the “Company”) as Chief Marketing Officer, based in Stamford, Connecticut, and reporting to Steve McMillan, President & Chief Executive Officer, subject to the conditions set forth below.
This letter outlines the key elements of your compensation and related arrangements.
Base Salary: You shall receive a base salary of $435,000 on an annualized basis, less applicable taxes and withholdings, which would be paid on the Company’s normal bi-weekly payroll schedule and subject to change upon mutual agreement (other than a base salary reduction that is applied across-the-board to the Company’s Section 16 officers).
Management Incentive Plan: You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and Human Resources Committee of the Board (the “Committee”) establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. Your MIP target incentive opportunity equal 80% of your eligible gross base salary, which would bring your total targeted annual compensation opportunity to $783,000. Based on your hire date, the period of your eligibility under the MIP will begin on January 1, 2022. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year. No MIP award is guaranteed. The MIP is subject to amendment by Teradata in accordance with the terms of the plan.
Annual Equity Award (Performance-Based / Restricted Share Units): You will be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee and granted in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion.
Your annual equity award for 2022 shall have a target value of $1,600,000 (the “2022 Equity Award”). The actual number of shares for your 2022 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the award. We anticipate that the 2022 Equity Award would be effective the first of March 2022 and be allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2022 and achievement of the same goals applicable to other senior executives of Teradata) and 40% to RSUs (vesting in three (3) equal annual installments). The 2022 Equity Award will be governed by the terms and conditions of the Teradata 2012 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award. In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period.
New Hire Grant Restricted Stock Unit Award: Teradata shall award you a one-time grant of service-based RSUs (the “New Hire Grant”) with a target value of $2,700,000. The actual number of RSUs for your New Hire Grant will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the grant. The New Hire Grant will be effective the first business day following your hire date, and the RSUs will vest as follows: (i) 50% in on the first anniversary of the date of the grant, (ii) 25% on the second anniversary of the date of grant, and (iii) the remaining 25% on the third anniversary of the date of grant, in each case subject to your continued employment with Teradata and subject to the other terms and conditions set forth in your RSU equity award agreement. The New Hire Grant will be governed by the terms and conditions of the Plan and your RSU equity award agreement, which you will be required to accept in connection with the award.
Cash Signing Bonus: You will receive a one-time cash signing bonus in the amount of $400,000, minus applicable taxes and withholdings, which shall be payable to you in the first payroll cycle after you have completed thirty (30) days of continuous and satisfactory employment with Teradata.
If, after receipt of your signing bonus, your employment is terminated for Cause (as defined in the Plan) or if you terminate your employment for any reason, other than death, disability or termination without Cause, within twelve (12) months of your first day of employment with Teradata, you agree to repay $200,000 (net of taxes) of the signing bonus, and Teradata may withhold these sums from any compensation otherwise due to you. If your employment is terminated for Cause (as defined in the Plan) or if you terminate your employment for any reason, other than death, disability or termination without Cause, between twelve (12) and twenty-four (24) months of your first day of employment with Teradata, you agree to repay $100,000 (net of taxes) of the signing bonus, and Teradata may withhold these sums from any compensation otherwise due to you.
Stock Ownership Guidelines: The Chief Marketing Officer position is subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee, currently 3x annual base pay for Executive Officers, which are subject to change from time to time at the Committee’s discretion.
Executive Severance Plan and Change in Control Plan: You shall participate as a Level I participant in the Teradata Executive Severance Plan (the “ESP”) and participate in the Teradata Change in Control Plan (the “CIC”). You shall be designated by the Committee as an eligible participant in both plans effective upon your start date of employment with Teradata; however, each plan is subject to amendment or termination by Teradata in accordance with the terms of each plan, and your participation in the ESP is subject to your signing a participation agreement under the ESP. Your participation agreement under the ESP shall provide that (i) upon a Qualified Termination (as defined in the ESP), in addition to any applicable vesting provided for under Section 4(b)(v) of the ESP or the applicable award agreement, and subject to the terms and conditions of the ESP, with respect to any outstanding but unvested RSUs (but not PBRSUs), you will be treated as having attained age 55 at the time of your termination of employment for purposes of determining the vesting of such awards under Section 4(b)(v) of the ESP; and (ii) paragraph (c) of the definition of Cause may be invoked by the Company only if it first provides written notice to you specifying in detail how it believes you have failed to substantially perform your duties and you do not cure that failure within 20 days after receiving that notice. A copy of each plan, as well as the participation agreement for the ESP reflective of the provisions of this offer letter, will be provided to you under separate cover.
Travel Allowance: Because you will be traveling to Teradata's office in San Diego from time to time, you will be eligible to receive a gross monthly allowance of $7,800 to cover the cost of lodging, car rental or ride services (the “Allowance”). Airfare to/from the San Diego office will be treated as a business expense and reimbursed according to Teradata’s Travel and Expense policy. Notwithstanding anything to the contrary in the Company’s Travel and Expense Policy, in connection with any travel to/from the San Diego office, you will be permitted to fly business class (or first class if there is no business class on the applicable flight). The Allowance shall be treated as taxable compensation to you but shall not be considered a part of your normal or expected compensation for purposes of calculating severance payments, bonuses, long-service awards or retirement benefits or similar payments. The Company shall have no other obligation to reimburse you for any costs related to these expenses, nor will it assume any liability for lease agreements should you wish to lease an apartment. The Allowance may be revisited by the Committee on an annual basis.
Travel: Any business-related travel (other than as set forth above with respect to travel to/from the Company’s San Diego office) will be reimbursed as a Company business expense. Such expenses include the cost of airfare, lodging, and a rental car or ride services. Travel expenses will be reimbursed upon receipt, in accordance with the Company’s Travel and Expense Policy. In addition, in connection with any such business travel for the Company, notwithstanding anything to the contrary in the Company’s Travel and Expense Policy, you will be permitted to fly business class (or first class if there is no business class on the applicable flight) for flights of any duration whether internationally or domestically.
Benefits: As an employee of the Company, you will be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.
Indemnification and D&O Coverage: The Company shall indemnify you to the full extent provided for in its corporate certificate of incorporation, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and officers and to the maximum extent that the Company indemnifies any of its other directors and officers, and you will be entitled to the protection of the insurance policies the Company maintains generally for the benefit of its directors and officers against all costs, charges, liabilities and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its affiliates or you serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this letter) pursuant to the terms and conditions of such policies.

Legal Fee Reimbursement: The Company agrees to reimburse you for reasonable attorney’s fees associated with legal review of this letter in an amount up to $10,000, upon receipt of invoice(s) for such fees.
By accepting an offer of at-will employment, you must agree to the Conditions of Employment outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata, satisfactory outcome of background and reference checks, and proof of identity and legal authorization to work.
Upon commencement of your employment, this letter, together with Attachment A and your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Teradata. It will supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by you and an officer of Teradata.
The terms of this letter are confidential, and accordingly you agree not to disclose the existence or the specific terms of this letter, including your election as Chief Marketing Officer, to anyone other than (i) the members of your immediate family, (ii) your legal and financial advisors, as needed, (iii) those members of the Company’s Human Resources department and the Company’s management specifically responsible for this letter, (iv) any other person with the prior written consent of a duly authorized officer of Teradata, and (v) as required by law; provided, however, in each such case (except when making a disclosure pursuant to (iii)), you shall inform the recipient(s) of the information of its confidential nature and require that they keep such information confidential. The foregoing sentence shall cease to apply upon the Company’s first public announcement of your election as Chief Marketing Officer.
Jacqueline, we are excited to provide this offer and look forward to the continued contributions you will bring to Teradata; I hope you share this enthusiasm. This offer assumes a start date of December 6, 2021, unless otherwise mutually agreed. Once you have received written confirmation from the Company that the conditions to your commencement of employment with Teradata have been satisfied (including applicable Committee and Board approvals), the final offer letter and new hire documents will be processed through our on-line portal, which allows electronic signature; a copy of this offer letter and the new hire documents will be delivered through the portal for your review and approval.

If you have any questions regarding the details of this offer, please do not hesitate to contact me.
Sincerely,
TERADATA CORPORATION

By:__/s/ Steve McMillan____________
Steve McMillan
President & Chief Executive Officer

ACCEPTANCE:
I accept the offer of employment by Teradata Corporation on the terms described in this letter.
___/s/ Jacqueline Woods___________
Jacqueline Woods
___November 8, 2021_____________
Date

ATTACHMENT A
CONDITIONS OF EMPLOYMENT
Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria outlined below. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. You assume any and all risks associated with terminating any prior or current employment or making any financial or personal commitments based upon Teradata’s conditional offer.
Pre-employment Background and Reference Checks: This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials. Following acceptance of the offer you will receive an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link to initiate the background check process. Please submit your information within three days of receipt of the link.
U.S. Employment Eligibility: As required by federal law, you must provide satisfactory proof of your right to work in the United States. You will be required to complete an I-9 form and submit acceptable documentation (as noted in the I-9 form) verifying your identity and work authorization within three (3) days of your employment start date.
Confidential Information: You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclose of Teradata’s proprietary information, among other obligations.
Mutual Agreement to Arbitrate: You must read, execute, and agree to abide by Teradata’s Mutual Agreement to Arbitrate all Employment Related Claims, which provides for final and binding arbitration of any unresolved employment-related disputes that may arise between you and Teradata.
Code of Conduct & Conflicts of Interest Certifications: You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Teradata’s Code of Conduct, which includes the contact information for Teradata’s Ethics Helpline, will be provided to you on your first day of employment, and can also be accessed here: https://assets.teradata.com/pdf/Code-ofConduct.pdf. You will be required to take Teradata’s Code of Conduct training and certify in writing your commitment to reading and complying with the Code of Conduct and disclosing all conflicts in interest no later than thirty (30) days after your employment start date. An email with a link to the training will be sent you on or shortly after your start date of employment.
No Employment Restrictions: By accepting and signing this document, you certify to Teradata that you are not subject to any restrictions by virtue of any prior employment which would preclude or restrict you from performing the position being offered in this letter, such as non-competition, non-solicitation, or other work-related restrictions. This offer is further conditioned upon Teradata confirming that there are no export restrictions applicable to your employment
No Improper Use of Information of Prior Employers and Others: Teradata respects the intellectual property rights of other companies. You should not bring with you to your Teradata position any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, nor in any other way disclose or use such information while employed by Teradata. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Teradata. Your managers and colleagues will be instructed to not accept any such confidential information of another company, and you will be subject to discipline up to and including termination of employment for disclosure of such information.
Employment At Will: This document reflects the general description of the terms and conditions of your employment with Teradata. Teradata has in place other policies which govern your employment relationship with Teradata, which it may change from time to time in its discretion. Your offer letter, this attachment, and these policies are not a contract of employment for any definite duration of time. Your employment at Teradata will be “at-will”, meaning either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason whatsoever. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Teradata.